Exhibit 99.1

Contact:	David Trone
Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE

OF $0.74 AND ANNUAL EARNINGS PER SHARE OF $1.89

•	Quarterly revenues of $101.6 million, up 34% from prior year fourth quarter

•	Annual revenues of $335.5 million second highest in Firm’s history, up 28% from prior year

•	Compensation ratio of 52% for the fourth quarter; 54% for the full year

•	Pre-tax profit margin of 32% for the fourth quarter; 26% for the full year

•	Net income and earnings per share for full year each more than doubled relative to prior year

•	Repurchased 264,562 shares of our common stock during the fourth quarter through open market transactions; for the full year 2016, repurchased 1,210,590 shares of our common stock and common stock equivalents at an average price of $23.28 per share

•	Board authorized up to $75.0 million of share repurchases in 2017

•	Recruited additional Managing Director during fourth quarter for our London office

NEW YORK, January 26, 2017 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $335.5 million and net income allocated to common stockholders of $60.8 million for the year ended December 31, 2016.    Diluted earnings per share were $1.89 for the year ended December 31, 2016.

The Firm’s 2016 total revenues compare to total revenues of $261.6 million for 2015, which represents an increase of $73.9 million, or 28%. Advisory revenues for 2016 were $334.8 million, compared to $260.3 million for 2015, representing an increase of $74.5 million, or 29%. For 2016, investment revenues were $0.7 million compared to $1.3 million in 2015.

The Firm’s 2016 net income allocated to common stockholders of $60.8 million and diluted earnings per share of $1.89 compare to net income allocated to common stockholders of $25.6 million and diluted earnings per share of $0.82 for 2015, representing increases of $35.2 million, or 137%, and $1.07, or 130%, respectively.

The Firm’s fourth quarter total revenues were $101.6 million compared to total revenues of $75.7 million for the same period in 2015, representing an increase of $25.9 million, or 34%. Advisory revenues for the fourth quarter of 2016 were $101.5 million, an increase of $26.4 million, or 35%, from the fourth quarter of 2015.

The Firm’s fourth quarter net income allocated to common stockholders was $23.7 million compared to net income allocated to common stockholders of $7.9 million for the fourth quarter of 2015, an increase of $15.8 million, or 200%. Diluted earnings per share for the fourth quarter of 2016 were $0.74 compared to $0.25 for the fourth quarter of 2015, an increase of $0.49 per share, or 196%.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Our strong fourth quarter and full year results were consistent in all respects with what we have been communicating to investors since early 2016. Despite a challenging market environment in which reported results to date suggest that our competitor group (both large banks and independent firms) suffered an aggregate decline in annual advisory revenues of around 5%, we grew advisory revenues 29%. We believe this is very likely the first or second highest increase of any of the 15 firms that report advisory revenue figures. We also delivered on our objectives for the year of a slightly lower compensation ratio, lower non-compensation costs in absolute terms and a much lower tax rate. As a result, we achieved a 26% pre-tax profit margin for the year, which we also believe is likely the best among our peer group, and more than doubled our prior year net income and earnings per share. With the resulting robust cash flow, we were able to both pay our substantial dividend and repurchase significant stock, while still ending the year in an improved financial position,” Robert F. Greenhill, Chairman, said.

“Our full year results demonstrate the strength and diversity of the business we have built over 21 years. Our large increase in revenues came despite numerous headwinds: reduced global transaction activity, a record year for failed transactions, a strong dollar that diminished the value of foreign fee income, modest contributions to revenue from several regions including Australia, Japan and Latin America, and a decline in capital advisory revenue as periods of market volatility at the beginning, middle and end of the year negatively impacted transaction activity levels. Based on our backlog of assignments coming into the new year, we continue to expect the Firm to have a strong start to 2017. Over the course of the full year, we expect to benefit from improved results in most or all of the above areas that were modest contributors in 2016, and we believe that changes flowing from the recent U.S. elections should favorably impact both corporate profitability and business confidence, resulting in a continued robust level of deal activity in our largest market. We also note the prospect of a possible U.S. corporate income tax cut, which could significantly increase our earnings and cash flow and allow us to bring cash back from overseas to reduce debt and/or increase returns of capital to shareholders,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2016 and 2015, respectively:

	For the Three Months Ended
	December 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$101.5	100%	$75.1	99%
Investment revenues	0.1	—%	0.6	1%

Total revenues	$101.6	100%	$75.7	100%

	For the Year Ended
	December 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$334.8	100%	$260.3	100%
Investment revenues	0.7	—%	1.3	—%

Total revenues	$335.5	100%	$261.6	100%

Summarized below are our historical advisory revenues by client location and industry for each of the prior five year periods ended December 31, 2016.

Historical Financial Advisory Revenues by Client Location

	For the Year Ended December 31,
	2016	2015	2014	2013	2012
North America	57%	58%	59%	52%	60%
Europe	30%	23%	30%	33%	22%
Rest of World	13%	19%	11%	15%	18%

Historical Financial Advisory Revenues by Industry

	For the Year Ended December 31,
	2016	2015	2014	2013	2012
Consumer Goods & Retail	10%	4%	16%	14%	8%
Energy & Utilities	6%	5%	7%	7%	11%
Financial Services	7%	6%	11%	13%	7%
General Industrial & Other	24%	39%	25%	20%	31%
Healthcare	16%	12%	15%	16%	9%
Real Estate, Lodging & Leisure	6%	4%	2%	4%	5%
Technology, Communications & Media	16%	9%	13%	15%	20%
Capital Advisory (Fund Placement)	15%	21%	11%	11%	9%

Advisory Revenues

Full Year

For the year ended December 31, 2016, advisory revenues were $334.8 million compared to $260.3 million in 2015, an increase of 29%. At the same time, the number of worldwide completed M&A transactions in 2016 decreased by 1% as compared to 2015, while the volume of completed transactions (reflecting the sum of all transaction sizes) decreased by 2%. For 2016, the number of announced M&A transactions globally remained constant with 2015, while the volume of announced transactions decreased by 18%.1

[1]	Source: Thomson Financial as of January 25, 2017. Number of transactions refers to those greater than $100,000.

The increase in our 2016 advisory revenues, as compared to 2015, resulted from a greater number of completed merger and acquisition transactions with fees which were generally larger in scale than the prior year, offset in part by a decrease in other corporate advisory fees.

In 2016, we advised on transactions for the first time for such leading companies around the world as Boehringer Ingelheim, Derma Sciences, Inc., Digital Realty Trust, Inc., Etrion Corporation, Fairway Group Holdings Corp., First Republic Bank, GoDaddy Inc., Greencore Group plc, Heartland Payment Systems, Inc., IVE Group, Lane Industries Incorporated, MANN + HUMMEL GmbH, Patties Foods Ltd, OctoPar Participacoes S.A., Rofin-Sinar Technologies, Inc., U.S. Bancorp and Whistler Blackcomb Holdings Inc. We also advised on new transactions for historic clients in all major markets including Alcoa Inc., A.O. Smith Corporation, Ball Corporation, Commonwealth of Australia Department of Finance, Cypress Semiconductor Corporation, Emerson Electric Co., Gannett Co., Inc., Inchcape PLC, Ladbrokes plc, Lonmin plc, QLT, Inc., SUPERVALU Inc., TEGNA Inc., Telecity Group plc, Tesco PLC, and Teva Pharmaceuticals Industries Ltd.

By geographic region in 2016, North America, where we generated 57% of our revenues, remained our largest contributor. In Europe, where we derived 30% of our revenues in 2016, our revenues in absolute dollars nearly doubled from 2015 despite a decline in transaction activity in that region prompted in part by the Brexit vote. In the rest of the world, in absolute dollars, our revenues declined slightly.

By industry sector in 2016, large revenue increases over 2015 in consumer & retail, energy & utilities, financial services, healthcare, real estate and the technology, communications & media sector were offset in part by a decline in revenues generated from our activities in the general industrial sector (the category in which we include miscellaneous sectors).

During 2016, our global capital advisory group advised real estate fund general partners on five final closings of primary capital commitments from institutional investors in such funds. In addition, the secondary team (formerly known as Cogent Partners) within our capital advisory group advised institutional investors on 83 closings of sales of limited partnership interests in secondary market transactions. For 2016, we generated 15% of our advisory revenues from our capital advisory business, and in absolute dollars our revenues declined slightly from the prior year, due to a slowdown in transaction activity as a result of market volatility throughout the year.

In an effort to facilitate teamwork and synergies between our primary and secondary capital advisory businesses we are centralizing our Asian operations in Hong Kong, with personnel relocating there from elsewhere. Historically, Cogent Partners had a small team in Singapore that supported the global activities, while the Firm’s primary capital advisory effort was based in Hong Kong.

We earned advisory revenues from 212 different clients in 2016, up 8% compared to 197 in 2015. Of this group of clients, 47% were new to the Firm in 2016. We earned $1 million or more from 71 clients in 2016, up 11% compared to 64 in 2015. The ten largest fee-paying clients contributed 40% of our total revenues in 2016 and 32% in 2015. There was no single client in 2016 or 2015 that represented greater than 10% of our revenues.

Fourth Quarter

Advisory revenues were $101.5 million in the fourth quarter of 2016 compared to $75.1 million in the fourth quarter of 2015, an increase of 35%. The increase in our advisory revenues in the fourth quarter of 2016, as compared to the same period in 2015, resulted from increases in transaction completion fees, which were greater in scale than the same period in the prior year, partially offset by a decrease in other corporate advisory fees and fund placement revenues.

Completed assignments in the fourth quarter of 2016 included:

•	the representation of Alcoa Inc. on its separation into two independent, publicly-traded companies;

•	the representation of certain holders of 2nd Lien Notes of Caesars Entertainment Operating Company, Inc. in connection with its restructuring;

•	the sale by Etrion Corporation of its Italian solar photovoltaic platform to Ultor S.p.A.;

•	the representation of F+W Media, Inc. on the sale of consumer book publisher Adams Media to Simon & Schuster, a division of CBS Corporation;

•	the acquisition by First Republic Bank of Gradifi, Inc.;

•	the acquisition by Greencore Group plc of Peacock Foods;

•	the representation of a special committee of the Board of Directors of IAC/InterActive Corp on the proposed creation of a new class of non-voting stock;

•	the acquisition by Inchcape PLC of a multi-country scale distribution business from subsidiaries and affiliates of Empresas Indumotora S.A.;

•	the representation of IVE Group Limited on the simultaneous acquisitions of Franklin Web and AIW Printing;

•	the merger of Ladbrokes plc with certain businesses of Gala Coral Group Limited;

•	the sale of ROFIN-SINAR Technologies, Inc. to Coherent, Inc.;

•	the representation of SUPERVALU INC. on the sale of its Save-A-Lot business to an affiliate of Onex Corporation;

•	the representation of Texas Competitive Electric Holdings and its subsidiaries at the direction of its independent director in connection with its and Energy Future Holdings’ Chapter 11 proceedings;

•	the merger of QLT Inc. with Aegerion Pharmaceuticals, Inc.; and

•	the sale of Whistler Blackcomb Holdings Inc. to Vail Resorts, Inc.

During the fourth quarter of 2016, our global capital advisory group advised real estate fund general partners on three interim closing and two final closings of primary capital commitments from institutional investors in such funds. In addition, our secondary capital advisory group advised institutional investors on 32 closings of sales of limited partnership interests in secondary market transactions.

In the fourth quarter of 2016, Ed Welsh (a former U.K. government official and prior to that a Managing Director and Global Co-Head of the Business Services sector team at Rothschild Investment Bank) joined the Firm as a Managing Director focused on the Business Services sector based in our London office.

Also in January 2017, as part of our annual evaluation and promotion process, the Firm named six new client facing Managing Directors: Jay Barnes (New York), Scott Beckelman (New York), Carlo Bosco (London), David Goldberg (Toronto), Briac Houtteville (London) and Isaias Sznifer (São Paulo). With these promotions the Firm currently has 73 client facing Managing Directors.

In addition, the Firm also named four members of its internal finance and legal staff as Managing Directors: Naomi Buffery (London), Robert Knox (New York), Mark Lasky (New York) and Ricardo Lima (New York).

Investment Revenues

We generate a small portion of our revenues from interest income and gains (or losses) in our historic merchant banking fund investments, which we substantially liquidated in prior years. Revenue recognized on investments in merchant banking funds is based on our allocable share of realized and unrealized gains (or losses) reported by such funds on a quarterly basis.

Full Year

For the year ended December 31, 2016, we recorded investment revenues of $0.7 million compared to $1.3 million for the year ended December 31, 2015. The investment revenues for 2016 and 2015 primarily consisted of interest income.

Fourth Quarter

For the fourth quarter of 2016 and 2015, we recorded investment revenues, primarily related to interest income, of $0.1 million and $0.6 million, respectively.

Expenses

Operating Expenses

Full Year

For the year ended December 31, 2016, total operating expenses were $247.6 million compared to $218.3 million in 2015. The increase of $29.3 million, or 13%, resulted principally from an increase in our compensation and benefits expenses, offset in part by a decrease in non-compensation expenses, both as described in more detail below. Our pre-tax income margin was 26% for 2016 as compared to 17% for 2015.

Fourth Quarter

Our total operating expenses for the fourth quarter of 2016 were $69.2 million compared to $61.5 million for the fourth quarter of 2015. The increase in total operating expenses of $7.7 million, or 13%, principally resulted from an increase in our compensation and benefits expenses, partially offset by a decrease in non-compensation expenses as described in more detail below. Our pre-tax margin was 32% for the fourth quarter of 2016 as compared to 19% for the fourth quarter of 2015.

The following table sets forth information relating to our operating expenses for the three month periods and years ended December 31, 2016 and 2015, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
	(in millions, unaudited)
Employee compensation and benefits expenses	$53.1	$43.5	$182.5	$147.2
% of revenues	52%	57%	54%	56%
Non-compensation expenses	16.1	18.0	65.2	71.1
% of revenues	16%	24%	19%	27%
Total operating expenses	69.2	61.5	247.6	218.3
% of revenues	68%	81%	74%	83%
Total income before tax	32.4	14.2	87.9	43.3
Pre-tax profit margin	32%	19%	26%	17%

Compensation and Benefits Expenses

Full Year

For the year ended December 31, 2016, our employee compensation and benefits expenses were $182.5 million as compared to $147.2 million for the same period in the prior year. During 2016 and 2015, we incurred similar amounts of base compensation and amortization of restricted stock awards and the increase of $35.3 million, or 24%, in our employee compensation and benefits expenses was related to our higher annual revenues and was principally attributable to an increase in incentive compensation, a portion of which was paid prior to year end. The ratio of compensation to revenues was 54% in 2016, which was consistent with our compensation ratio in 2014 and 2013, as compared to 56% in 2015.

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2016 were $53.1 million, which reflected a 52% ratio of compensation to revenues. This amount compared to $43.5 million for the fourth quarter of 2015, which reflected a 57% ratio of compensation to revenues. The increase of $9.6 million, or 22%, was principally attributable to higher revenues during the period, partially offset by a lower compensation ratio, which resulted from the amount of compensation determined for the full year.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Full Year

For the year ended December 31, 2016, our non-compensation expenses of $65.2 million decreased $5.9 million, or 8%, from $71.1 million in 2015. The decrease in non-compensation expenses principally resulted from lower occupancy costs related to lower cost levels outside of the U.S. and the sublease of redundant Cogent space, the benefit of foreign currency gains versus foreign currency losses in the prior year, lower professional fees principally due to the absence of transactions costs incurred with the acquisition of Cogent, partially offset by a full year of operating and borrowing costs related to the acquisition of Cogent and an increase in the charge for the change in the estimated fair value of the contingent cash consideration for the Cogent earnout. Interest expense, included within non-compensation expenses, was $3.2 million for 2016 and $2.5 million for 2015.

Non-compensation expenses as a percentage of revenues for 2016 were 19% compared to 27% for 2015. The decrease in non-compensation expenses as a percentage of revenues resulted from the effect of spreading lower non-compensation costs over significantly higher revenues in 2016 as compared to 2015.

Fourth Quarter

Our non-compensation expenses were $16.1 million in the fourth quarter of 2016 compared to $18.0 million in the same period in 2015, representing a decrease of $1.9 million, or 11%. The decrease in non-compensation expenses principally resulted from lower travel costs, which were higher than normal in the fourth quarter of 2015, lower occupancy costs, and the absence of a charge in the fourth quarter of 2016 for a change in the estimated fair value of the contingent cash consideration for the Cogent earnout. Interest expense, included within non-compensation expenses, was $0.8 million for the fourth quarter of 2016 and $0.7 million for the fourth quarter of 2015.

Non-compensation expenses as a percentage of revenues for the fourth quarter of 2016 was 16% compared to 24% for the same period in 2015. The decrease in non-compensation expenses as a percentage of revenues resulted from the effect of spreading lower non-compensation costs over significantly higher revenues in the fourth quarter of 2016 as compared to the same period in 2015.

In connection with our purchase of Cogent, we agreed to pay additional consideration of $18.9 million in cash and issue 334,048 shares of our common stock if a revenue target of $80.0 million was achieved during either of the two-year periods ending April 1, 2017 or April 1, 2019. The fair value of the contingent cash consideration was valued on the date of our purchase at $13.1 million and is remeasured quarterly based on a probability weighted present value discount that the revenue target may be achieved. Based on our remeasurement of the likelihood of achieving the revenue target we incurred charges of $0.5 million and $1.4 million during the years ended December 31, 2015 and 2016, respectively. With one quarter remaining in the first two-year period, the remaining revenue required in the first quarter of the year (historically a lower revenue quarter than average) to meet the target is $10.9 million, which is a slightly higher level than the average for the past seven quarters. We are not currently able to determine with certainty whether or not the revenue target for the period ending March 31, 2017 will be achieved. If the target is not achieved we will most likely incur a small benefit on the measurement of the present value of the probability that the revenue target may be achieved during the second two year period ending April 1, 2019, and if the earnout is achieved we will incur a charge to non-compensation expense of $3.8 million pursuant to the same calculation.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of borrowings, interest rate and currency movements and other factors, such as the contingent earnout. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

Full Year

For the year ended December 31, 2016, the provision for taxes was $27.1 million, which reflected an effective tax rate of 31%. This compared to a provision for taxes for the year ended December 31, 2015 of $17.7 million, which reflected an effective tax rate of 41%.

The increase in the provision for income taxes of $9.4 million in the year ended December 31, 2016, as compared to 2015, resulted from substantially higher pre-tax income, partially offset by a lower effective tax rate, which resulted from the generation of a greater proportion of earnings in foreign jurisdictions with lower tax rates.

Beginning in the first quarter of 2017, we (and all publicly traded companies that issue restricted stock awards) will be subject to a new accounting requirement which will require us to record in our provision for income taxes at the time of vesting of restricted stock awards a charge or benefit for the tax effect of the difference between the grant price value and market price value of the awards. In prior years the tax effect of this difference was recorded as a charge or benefit to stockholders equity. Based on our current market price, the average grant price of the awards vesting in 2017 exceeds the market price of our shares. If the share price remains at its current value at the time of vesting of the awards, the majority of which occurs annually in late January, we expect we will incur an increase in tax expense in the first quarter of 2017. This change in accounting requirement will have no impact on cash taxes, and therefore we intend going forward to provide shareholders with supplemental information regarding our taxes and net income and earnings per share excluding such accounting provision.

Fourth Quarter

For the fourth quarter of 2016, the provision for income taxes was $8.7 million, which reflected an effective rate of 27%. This compared to a provision for income taxes in the fourth quarter of 2015 of $6.3 million, which reflected an effective tax rate of 44%.

The increase in the provision for income taxes in the fourth quarter of 2016 of $2.4 million, as compared to the same period in 2015, resulted from substantially higher pre-tax income, partially offset by a significantly lower effective tax rate, which resulted from the generation of a greater proportion of earnings in foreign jurisdictions with lower tax rates and the absence of certain non-deductible foreign losses.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2016, we had cash and cash equivalents of $98.3 million and short-term revolving debt of $64.1 million. Additionally, as of December 31, 2016 we had $16.9 million outstanding on the term loan facility related to the funding of the acquisition of Cogent, which has three equal semi-annual installments remaining, with the next installment due on April 30, 2017.

We intend to make future installment payments of the outstanding term debt through our operating cash flow. In the event the Cogent earnout is achieved in April 2017 we expect to fund the cash payment through operating cash flow, additional borrowings from our revolving bank loan facility, additional bank term borrowing, and/or cash repatriated from abroad.

During the fourth quarter of 2016, the Firm repurchased 264,562 shares of its common stock in open market purchases at an average price of $28.35 per share, for a total cost of $7.5 million.

For the full year 2016, the Firm repurchased 891,017 shares of its common stock in open market purchases and 319,573 restricted stock units from employees at the time of vesting to settle tax liabilities, for an aggregate of 1,210,590 shares of our common stock and common stock equivalent repurchased at an average price of $23.28 per share, for a total cost of $28.2 million.

The Board of Directors of Greenhill & Co. Inc. has authorized the repurchase of up to $75 million of common stock during 2017.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on March 22, 2017 to common stockholders of record on March 8, 2017.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, January 26, 2017, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer will review the Firm’s fourth quarter and full year 2016 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317- 6003 (toll-free domestic) or (412) 317- 6061 (international); passcode: 7635618. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10099625.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “likely”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2015 and subsequent Forms 8-K. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Revenues
Advisory revenues	$101,482	$75,149	$334,787	$260,281
Investment revenues	109	554	732	1,279

Total revenues	101,591	75,703	335,519	261,560
Expenses
Employee compensation and benefits	53,116	43,476	182,478	147,200
Occupancy and equipment rental	4,951	5,370	19,553	21,271
Depreciation and amortization	811	897	3,243	3,433
Information services	2,202	2,261	8,920	8,975
Professional fees	1,787	2,091	6,851	7,856
Travel related expenses	3,009	3,664	11,912	12,580
Interest expense	783	745	3,227	2,478
Other operating expenses	2,574	2,986	11,454	14,472

Total expenses	69,233	61,490	247,638	218,265
Income before taxes	32,358	14,213	87,881	43,295
Provision for taxes	8,691	6,321	27,119	17,697

Net income allocated to common stockholders	$23,667	$7,892	$60,762	$25,598

Average shares outstanding:
Basic	31,787,372	31,441,797	32,042,594	31,197,288
Diluted	31,921,566	31,441,797	32,074,232	31,200,378
Earnings per share:
Basic	$0.74	$0.25	$1.90	$0.82
Diluted	$0.74	$0.25	$1.89	$0.82
Dividends declared and paid per share	$0.45	$0.45	$1.80	$1.80